Exhibit 2.4

RidePair Inc. Code of Business Conduct and Ethics

The Company’s directors, officers and employees are required to comply with the Company’s Code of Business Conduct and Ethics. The purpose of the Company’s Code of Business Conduct and Ethics is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Business Conduct and Ethics is intended to cover the requirement of a Code of Ethics for senior financial officers as provided by the SEC’s rules with respect to Section 406 of the Sarbanes-Oxley Act. Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of email. All concerns and complaints are investigated by the Board of Directors.

 The Company’s Code of Business Conduct and Ethics shall be posted on the Company’s website, at http://www.ridepair.io. The Company will also disclose any amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to a director, officer, employee or other covered party.

RidePair Inc. (the “Company” or “RidePair”)

Our Responsibilities—Personal Integrity, Corporate Values and Ethical Principles

The Company’s continued growth, profitability and prosperity is linked to our employees’ ability to make decisions that are consistent with RidePair’s core values and ethical principles. We are a Company committed to:

•	Passion for Excellence—Strive to achieve the best in everything we do.

•	Integrity—Hold us to the highest ethical standards. To interact in an open, honest positive manner and be guided by what is right.

•	Teamwork—Work together with trust, openness, honesty, and respect.

•	Inspired People—Build a culture where people are motivated, engaged, valued, and growing. Our people make the difference and are the essence of the Company.

Our core values support and guide our leadership in establishing the strategic direction of the Company. Sound judgment shall be exercised in the service of our reputation as a business leader, employer of choice, and good corporate citizen. Our employees and representatives are expected to conduct their business in accordance with these values and with our Standards of Business Ethics and Conduct (“The Standards”). The Company’s reputation is based on the personal integrity of each of its employees and those with whom we do business. We strive to be compliant with laws, regulations, and policies; we endeavor to conduct ourselves in a manner beyond reproach. Actions speak louder than words.

This booklet is not a set of rules. It is a resource to be used in making decisions that will affect us all. It provides guidance in assessing situations. Only with all of us working together can we continue to achieve our vision.

Our Responsibilities to Our Stakeholders

 —To Ourselves

Integrity is at the heart of who we are as individuals. Integrity is at the heart of RidePair as well.

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 —To Each Other

We owe each other honesty, respect, and fair treatment. We value the unique contributions of each employee.

—To Our Business Partners, Clients, and End-User Customers

Our business partners, clients, and end-user customers trust the quality and value of our service offerings. We depend on strong relationships with our business partners and clients to provide us with continued opportunities to grow our business.

 —To Our Shareholders

Our shareholders trust us to responsibly use all our assets to make our business grow.

 —To Our Community

When we give back to the community, we instill pride in our employees and gain the respect of the citizens in our community.

Reporting Concerns/Getting Advice

The best starting point for resolving concerns, reporting potential violations, or getting advice on ethics-related issues is your manager or supervisor.  An email can be submitted to the board of directors, making a good-faith report about misconduct or a violation of The Standards, a Company policy or procedure, or a government law or regulation. All complaints should include sufficient information to determine the specific issue, the period during which the violation or misconduct occurred, and how to contact you for additional information (if you so choose). All reports are taken seriously. Each allegation is investigated and, if substantiated, resolved through appropriate corrective action and/or discipline. Every reported complaint will be investigated appropriately, promptly, and with as much confidentiality as possible.

Retaliation is Prohibited

RidePair prohibits retaliation or retribution against any employee or contractor for cooperating in an investigation or for making a complaint. Retaliation or retribution for cooperating in or filing a complaint is illegal and is grounds for immediate termination. If you feel you have been retaliated against, you should contact the board of directors.

Taking ACTION

When you are confronted with an ethical dilemma, it is your responsibility to TAKE ACTION. The decision-making model outlined below can help you assess whether a particular action is “the right thing to do.” Keep in mind that not acting is itself an action that can have serious consequences to the Company and its employees.

ACTION Decision-Making Model

Act Responsibly

•	Do you have all the information you need?

•	Has the information been clarified?

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Consider Our Core Values

•	Does it demonstrate respect for Others?

•	Does it demonstrate Excellence?

•	Does the action reflect Integrity?

•	Does it promote Teamwork?

Transparent

•	Have proof to submit?

•	Do you have sufficient information to share?

Identify Impact on Stakeholders

•	Does the action have a negative or positive impact on our stakeholders?

Obey the Rules

•	Does the action comply with:

•	The law?

•	Company policy?

•	Regulatory agency requirements?

Notify Appropriate Persons

•	Have communications been open and honest?

•	Have potential problems been disclosed?

The Standards

Comply with the Rule of Law and Our Core Values

RidePair operates within the bounds of the laws, rules, and regulations that are relevant to our business. The rule of law is fundamental to civil society, to the democratic process, and to the conduct of business in a dynamic global marketplace. However, today’s market demands that companies meet higher standards—simply obeying the law is not enough. To achieve higher standards of behavior, we need to make business decisions that are aligned with our core values of respect for our people, passion for excellence, integrity, and teamwork.

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The first and foremost obligation of responsible corporate citizenship is to obey the laws of the countries and communities in which RidePair does business. Any case of noncompliance with applicable law may  subject the violating employee to disciplinary action.

RidePair is a good corporate citizen not just because we comply with the law, but because our employees are also expected to act according to our core values. We are committed to going beyond mere compliance—beyond simply “doing things right.” We aspire to “do the right thing” by being faithful to and executing the principles and guidelines cited in The Standards and to act in ways that exceed the minimum standards set by law. Each of us is personally responsible for meeting this obligation.

Each RidePair employee is responsible for displaying integrity. Business integrity is hard to define, but everybody knows it when they see it. Among other things, it means honesty, transparency, and obeying the law. It means treating those with whom we work with fairness and respect. And it means being accountable and taking responsibility for actions and consequences.

It is also the responsibility of each RidePair employee to comply with The Standards, and to act or report to management when aware of criminal acts or acts in violation of The Standards. Employees who fail to comply with The Standards, including not reporting known unethical activities, will be subject to disciplinary action.

Individuals who report an ethical or legal concern in good faith will never be subject to retaliation for reporting. Any employee responsible for retaliation against an individual who in good faith reports a known or suspected violation will be subject to disciplinary action, including termination. Additionally, employees who knowingly submit false reports of ethical or legal concerns or violations will also be subject to disciplinary action.

Managers are expected to exemplify the highest standards of ethical business conduct and encourage discussion of the ethical and legal implications of business decisions. Managers have a responsibility to create and sustain a work environment in which employees, consultants and contract workers know that ethical and legal behavior is expected of them.

This responsibility includes ensuring that The Standards are communicated to all those working for the manager. Managers are also responsible for ensuring that employees who need to know additional information to do their jobs, for example, environmental health and safety regulations, antitrust or international business practices, and receive appropriate policies and training.

Managers must be diligent in looking for indications that are unethical, or where illegal conduct has occurred, and take appropriate and consistent action to address any situations that seem to conflict with the law or the ethical standards. Managers also need to be careful not to hire or delegate authority to any individual whom they have reason to believe may engage in unlawful conduct or unethical activities.

Failure to comply with this core policy shall result in disciplinary action, up to and including dismissal/termination.

Value Personal Dignity & Differences

We respect the personal dignity of everyone, honor diversity, and are intolerant of violence, discrimination, harassment, or retribution in our workplace. We strive to be an employer of choice committed to creating, managing, leveraging, and valuing diversity. We work hard to create a positive work environment where everyone is appreciated, proud, satisfied, and adds value to the Company. We practice equal opportunity without regard to race, religion, color, national origin, gender, sexual orientation, age, disability, or veteran or marital status. Our employment and personnel decisions are based on individual merit and Company requirements. Retaliation is not tolerated.

Our goal is to deal fairly and equitably with our coworkers, suppliers, outsource partners, and customers. All RidePair employees are expected to treat others with dignity and respect. RidePair managers at all levels have a special obligation to encourage and cultivate a safe and secure workplace in which employees and other stakeholders can raise issues or concerns without fear of retaliation.

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Human Rights and the Law

RidePair complies with employment laws in every country in which it operates and supports fundamental human rights for all people. We will not employ children or forced labor. We will not allow physical punishment or abuse. We will respect the right of employees to exercise their lawful right of free association. RidePair enthusiastically supports laws prohibiting unjustified discrimination based on a person’s race, color, gender, national origin, age, religion, disability, veteran status, sexual preference, marital status, or other protected characteristics.

Fair Treatment and Opportunity

RidePair is firmly committed to the fair treatment and compensation of employees. All applicants and employees are judged by their qualifications, demonstrated skills and achievements. We believe in recognizing and rewarding excellent performance and offering opportunities for advancement through training and promotions.

Diversity

We believe that differences should be valued. Every employee deserves the opportunity to work and grow in an environment that is free of discrimination and harassment, and that supports work/life flexibility. At RidePair, diversity will be accepted throughout the organization. In exchange, we will benefit from the creativity, varied perspective, innovation, and energy that result from a diverse workforce.

Harassment

The Company’s employees have the right to work in an environment that is free from intimidation, harassment, and abuse. At RidePair, we are committed to providing a work environment free of unlawful harassment of any kind. Verbal or physical conduct by any employee that harasses another or disrupts another’s work performance or creates an intimidating, offensive, abusive, or hostile work environment will not be tolerated. Our anti-harassment policy applies to all persons involved in the operation of the Company and prohibits unlawful harassment by any employee.

In addition, unwelcome sexual advances, requests for sexual favors, and other unwelcome verbal or physical conduct of a sexual nature are specifically prohibited. Employees are encouraged to help each other by speaking out when a co-worker’s conduct makes them or others uncomfortable and are responsible for promptly reporting harassment when it occurs.

RidePair has internal complaint procedures to immediately address and undertake an effective, thorough, and objective investigation. If an employee believes that he/she has been unlawfully harassed, they should submit a written complaint to their manager, the CEO, or board of directors as soon as possible after the incident. If it is determined that unlawful harassment has occurred, effective remedial action will be taken. Any employee determined by RidePair to be responsible for unlawful harassment will be subject to appropriate disciplinary action, up to and including termination.

Promote a Healthy and Safe Workplace

When we protect the health and safety of our coworkers, our community, and the environment, we demonstrate respect and contribute to a positive work environment. Without respect for health, safety, and the environment, we put our coworkers, our employees, our clients, our customers, and the public at risk.

RidePair is committed to protecting the health and safety of our employees, the public, our customers, suppliers, and visitors. Our policy is to maintain a drug-free, secure workplace where all employees are attentive to hazard prevention and the avoidance of accidents and injuries. Observed accidents, injuries, or hazards should be immediately reported to Company management. To support this commitment, each employee is responsible for observing the safety and health rules and practices that apply to his or her job. Employees are also responsible for taking precautions necessary to protect themselves and their co-workers, including immediately reporting accidents, injuries, and unsafe practices or conditions. Appropriate and timely action will be taken to correct known unsafe conditions.

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Keeping Accurate & Complete Books and Records

Our reputation depends on the confidence others have in us, which is partially based on the accuracy of our written records and verbal statements. By demonstrating honesty in our accounting and labor-charging practices, we generate trust with our stakeholders and enhance our reputation. When we fail to record financial information and time accurately, we severely damage our reputation; risk losing business, and decrease customer and shareholder confidence.

RidePair will only use Company funds or assets for purposes that can be disclosed and recorded promptly and accurately in our books and records. We will not make false entries for any reason, nor will we alter documents or sign documents when we lack the proper authority to do so. We will not make or approve payments on behalf of the Company if they will not be used, or might be used, for something other than the stated purpose. The Company’s financial books, records, and statements shall properly document all assets and liabilities, shall accurately reflect all transactions of the Company, and shall be retained in accordance with The Company’s record retention policies and all relevant laws and regulations. No employee, agent, representative, client or outsource partner, or customer shall falsify a record. The Company follows Generally Accepted Accounting Principles and complies with Financial Accounting Standards Board regulations to provide a uniform basis for measuring, managing, and reporting Company operations.

Reporting of Business Records

Honest and accurate recording and reporting of information is extremely important. Investors count on RidePair to provide accurate information about its businesses and to make responsible business decisions based on reliable records. Employees throughout RidePair are responsible for properly recording many kinds of information.

It is wrong, for example, to make false claims or provide false documentation on an expense report or time sheet, to falsify performance metrics, to record false sales or record them early, to understate or overstate known liabilities and assets, or to defer recording items that should be expensed. No entry may be made that intentionally hides or disguises the true nature of any transaction.

All financial books, records and accounts must accurately reflect transactions and events in a timely basis, and conform both to Generally Accepted Accounting Principles and to The Company’s system of internal controls. Undisclosed or unrecorded funds, assets or liabilities are not allowed. Employees uncertain about the validity of an entry or process are expected to consult with the CFO or board of directors.

Creating and Retaining Business Record.

Business records—including email and computer records—may become subject to public disclosure during litigation or governmental investigations. Records are also often obtained by outside parties or the media. Employees should therefore attempt to be as clear, concise, truthful, and accurate as possible when recording any information. Documents should only be destroyed in accordance with the applicable document retention policy, and never in response to or in anticipation of an investigation or audit.

Negotiate & Perform in Good Faith

Our success in the marketplace is based on the quality of our services, the perception that our services provide value.

Fair competition is the hallmark of our relationships—our business dealings will be frank and respectful, and we strive to generate mutually advantageous relationships and satisfactory outcomes.

RidePair believes in doing business with those suppliers, contractors, partners, agents, sales representatives, distributors, and consultants who embrace and demonstrate high standards of ethical business behavior. RidePair will not knowingly use suppliers who operate in violation of applicable law or regulation, including local, environmental, employment or safety laws.

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Contract Execution

RidePair employees are expected to execute Company agreements in an ethical and conscientious manner—and in accordance with our contractual obligations.

Purchasing Practices

All purchasing decisions must be made based on the best value received by RidePair. Employees should take care that personal, or family relationships not influence or appear to influence objective business decisions. Obtaining competitive bids, verifying quality and service claims on a regular basis, and confirming the financial and legal condition of the supplier are all important steps in good purchasing decisions. Agreements should be written, and clearly set forth the services or products to be provided, the basis for earning payment, and the applicable rate or fee. The amount must not be excessive considering industry practice and must be commensurate with the services provided. RidePair will respect the confidential information of our suppliers.

Disclose and Resolve Potential Conflicts of Interest

Integrity in a business relationship means that all participants are working together for the common good and are not making decisions based on self-interest. When we act with integrity, we earn trust and build long-term client and customer relationships. When we act, or appear to be acting, in our own self-interest, we lose trust and damage our reputation.

Conflicts of Interest

Shareholders of RidePair expect that business decisions are made in the best interest of the Company. Actions must be based on sound business judgment, and not motivated by personal interest or gain. Any situation that creates or appears to create a conflict of interest between personal interests and the interests of RidePair must be avoided. Potential conflict of interest situations must be reported to an employee’s manager, CFO, and/or to the board of directors.

RidePair expects that our business will be conducted free from any actual or potential conflict that might arise when one’s loyalty is split between personal interests and those of the Company. Judgment can be affected in any transaction or relationship where an individual might find that The Company’s interest competes with his or her own. RidePair wants loyalty to come easily, and we will work together to resolve disclosed conflicts in a mutually satisfactory manner. Our clients, customers and suppliers can expect to be dealt with fairly and impartially, free from any conflicting interests.

RidePair employees have a duty to avoid financial, business, or other relationships that might interfere with this commitment. Each of us will scrupulously avoid even the appearance of a conflict between personal interests and those of the Company in matters of importance to RidePair business, and we expect those with whom we interact to support us in this endeavor.

Family Members and Close Personal Relationships

A conflict of interest may arise when doing business with or competing with organizations that employ or are partially owned by family members or close personal friends. Family members include spouse, children, parents, and siblings.

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Personal Investments

Employees may not own, either directly or indirectly, a substantial interest in any business entity that does or seeks to do business with, or is in competition with RidePair, without written approval of the CEO. As a guide, “substantial interest” includes the ownership by an employee or family member of more than 5% of a Company’s outstanding securities or that represents more than 5% of the total assets of the employee or family member. Employees are also prohibited from taking for themselves business or investment opportunities that are discovered using our property, information, or position. This includes directly or indirectly buying, leasing or otherwise acquiring rights to any property or materials if they believe that RidePair may also be interested in pursuing such opportunity.

You must disclose any matter that casts doubt on your ability to act objectively and in RidePair best interest. Employees, representatives, and agents of the Company who may have an actual or potential conflict should report all pertinent details in writing to their manager and the Ethics Committee.

GUIDELINES

Any of the following situations could present a conflict of interest and should be disclosed:

•	Employment by a competitor; regardless of the nature of the employment, while employed by RidePair. Dual employment may also create time management issues—RidePair is the primary employer in all such circumstances.

•	Placement of business with a firm in which an employee or close family member has a substantial ownership or management interest.

•	Ownership of, or substantial interest in, a Company, which is a competitor or a supplier to the Company.

•	Acting independently as a consultant to a RidePair customer or supplier.

•	Using Company assets, intellectual property, or proprietary interests for personal gain.

•	Acceptance of anything of value—such as gifts of more than a nominal value, discounts, or compensation—from an individual or entity that does or seeks to do business with RidePair.

Act with Integrity

To maintain trust in our business relationships, we must always act with integrity. We must steer clear of giving or receiving gifts that are intended to influence, or appear to influence, business decisions. When we accept or give such gifts, it can undermine customer relationships, hurt our reputation, and put the Company in legal jeopardy.

In many industries and countries, gifts and entertainment are used to strengthen business relationships. RidePair recognizes that gifts, gratuities, and other business courtesies may occasionally be appropriate in building and maintaining business relationships with clients, customers, suppliers, and other stakeholders. Gifts and entertainment should further the business interests of RidePair and not be lavish or more than the generally accepted business practices of one’s industry. However, our employees, representatives, and agents must avoid even the perception of favorable treatment or the appearance of impropriety when offering or accepting any item of value in conducting the Company’s business. No gift, favor, or entertainment should be accepted or provided if it will obligate or appear to obligate the recipient.

Requesting or soliciting personal gifts, favors, entertainment, or services is unacceptable. Accepting gifts of cash or cash equivalents is also always unacceptable. Additionally, employees may not exploit their position to solicit vendors, including financial institutions, to provide individual preferential treatment in pricing, terms, or loans.

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Gifts & Gratuities

Generally, our employees should limit themselves to accepting gifts or entertainment of nominal or insignificant value ($50 or less), in accordance with current IRS guidelines. When offering a business courtesy, it must be consistent with acceptable marketplace practices, not lavish or extravagant, and not violate the recipient organization’s own rules of standards of conduct.

Government Gift Policies

Government employees are subject to varied and complex rules, often prohibiting them from accepting anything of value unless specifically provided for in relevant statutes or regulations. These rules flow down to prime contractors and higher-tier subcontractors who are conducting the Government’s business, so it is important to remember that even commercial customers could be subject to government regulations in such circumstances.

Bribes

Laws and regulations, such as the Anti-Kickback Act and the Foreign Corrupt Practices Act (FCPA) in the United States, have been created to ensure that business decisions are free from unfair influence. Bribes and other corrupt offers not only violate RidePair policy; they are illegal subjecting both RidePair and the individual to civil and criminal penalties. When dealing with government customers or officials, whether they are domestic or international, we must be especially mindful as these laws and regulations have been put in place to protect the public’s interests. Any offer of money or gifts intended to influence a business decision should be reported to your manager or the board of directors.

Reporting

Recipients of prohibited gifts or favors should let management know and return the gift with a letter explaining The Company’s policy. If a gift is perishable or impractical to return, management should first attempt to donate it to charity or, alternatively, distribute it to employees, with a letter of explanation to the donor from the originally intended recipient.

Insider Information

The Company’s success in the marketplace requires the trust and confidence of the investment community. Achieving this trust requires that we act with integrity when trading public securities, following federal and state securities laws. When we succumb to temptation and trade on “inside” information, stock prices are affected, often with a negative impact on shareholders.

Federal and state securities laws prevent investors who possess material information (information not readily available to all current and potential investors) from using that information to buy or sell publicly traded securities. Securities include common stocks, preferred stocks, and other financial instruments. Material information is that which reasonably can be expected to affect the market value of securities or to influence investor decisions with respect to securities transactions. Such information includes, but is not limited to, financial and key business data; merger, acquisition, or divestiture discussions; award or cancellation of a major contract; changes in key management; forecasts of unanticipated financial results; significant litigation; and gain or loss of a substantial customer or supplier.

RidePair employees will comply fully with federal and state securities laws when making personal investments. In particular, we comply with those laws and regulations relating to the disclosure of material corporate information and “insider” trading. These laws provide for substantial civil and criminal penalties for individuals found to have violated them and may bear on the ability of the Company to publicly trade its shares and other financial instruments.

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Insider trading generally involves buying or selling securities while in possession of information not available to the public to obtain a personal trading benefit. Likewise, most stock-tipping violations involve the disclosure of inside information, often to a relative, colleague, or friend, to obtain an indirect personal benefit by enabling the recipient to buy or sell securities based on such information. An “insider” includes not only directors and officers of the Company, but anyone who possesses material information that has not been disclosed to the public.

The Company’s employees or contractors in possession of, or with access to, material, nonpublic information gained through their work at RidePair may not use such information to trade in RidePair securities. You may not engage in any other action to take advantage of, or pass on to others, material information prior to its release to the public at large and for a reasonable period of time thereafter. Except for properly authorized Company disclosures, you are responsible for maintaining the confidentiality of material Company information.

If you have any questions about compliance with securities laws and regulations, you should contact the board of directors.  Some simple rules to remember: 1) Don’t trade on information unavailable to the public; 2) Don’t pass information along to others that give them an advantage in the financial marketplace.

Protect Sensitive Information

One of The Company’s most valuable assets is information. Like all other assets, information that is not generally disclosed and is helpful to the Company, client Company, (or would be to competitors) must be protected. Some examples of the areas that offer RidePair a competitive advantage include locations, leasing efforts, drilling program, seismic and geology findings, drilling results, production output, contracts, and information about potential acquisitions, divestitures, and investments.

Safeguard confidential information by keeping it secure, limiting access to those who have a need to know to do their job, disposing of proprietary documents in secure containers and avoiding discussion of confidential information in public areas. The obligation to preserve The Company’s confidential information is ongoing, even after employment ends. Our contractors sign an NDA before work begins to protect any confidential company information.

RidePair employees will protect the Company’s intellectual property, and act responsibly with the sensitive information of clients, competitors, customers, and other stakeholders. Each employee and those that are granted access to such sensitive information (including Company private, competition sensitive, and proprietary information) are obligated to protect and maintain its confidentiality and are prohibited from disclosing it unless authorized by designated Company officials.

RidePair employees will not use improper means to seek proprietary information about a competitor—especially theft, illegal entry, electronic eavesdropping, or surveillance. We will not misrepresent ourselves, our positions, or our circumstances to persuade another to release information (by posing as a customer, for example), nor will we commission a third party to do so. Similarly, we will be careful not to transfer outside the Company confidential electronic mail messages or any message intended for internal use only. We will respect our coworkers’ personal privacy and protect private personnel information from those inside or outside RidePair who have no need to know. We trade on trust and our reputation for integrity. Devious tactics that undermine the confidence others have in us do not follow our ethical principles.

Care for Company Assets

Effective use of Company resources is critical to our bottom line. When we use Company resources wisely, we demonstrate our efficiency. When we waste Company resources, we increase Company costs and reduce productivity and profitability.

All employees and contractors are entrusted with numerous Company assets and have a special responsibility to protect them. This includes not only cash and other financial assets, but also assets like production equipment and supplies.

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RidePair commits to our shareholders and clients that our employees and partners will demonstrate good judgment and discretion when utilizing Company or client-owned resources. Such resources include computers, telephones, Internet access, electronic mail (email) tools, voice mail, reproduction equipment, printers, facsimile systems, office supplies and facilities. Likewise, we will exercise prudence in our expenditures, pursuing best value and return on our investments.

Company computers, printers or networks may only be used in accordance with Company policy, and may never be used to access, receive, or transmit material that others would find offensive.

Any act by a RidePair employee that involves theft, fraud, embezzlement, or misappropriation of any property is prohibited and will be grounds for immediate termination.

Employees shall use Company or customer-owned assets first and foremost for business purposes and to advance the Company’s strategic objectives. However, occasional limited personal use may occur when it does not compromise The Company’s interests. Each of us is responsible for safeguarding these assets.

When using the Company’s assets for personal reasons, follow these guidelines:

•	Do not use RidePair assets in support of a personal business, consulting effort, or similar private venture, or to support the business of another Company or firm, outside fund-raising activity, political activity, or lobbying.

•	Limit time spent to a reasonable duration and frequency—always incidental to your workday and never charged to the Company or client. Use may not interfere with, or adversely affect, your job performance or that of any other person or organizational requirement.

•	Do not use RidePair assets to support any illegal or other purpose that could cause embarrassment to RidePair or otherwise adversely affect its interests.

•	Do not use RidePair assets to be disruptive or offensive (e.g., involving sexually explicit materials, or materials that are discriminatory, hateful, or threatening) to others.

•	Do not sell, loan, give away, or dispose of RidePair property without proper authorization.

•	When unsure of what constitutes appropriate use of The Company’s assets, consult with your manager or the board of directors.

Updated December 27, 2024

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